Exhibit 10.20
Frederic F. Brace
SEPARATION AGREEMENT
     This Separation Agreement (“Agreement”) is entered into by and between Frederic F. Brace (“you”), and UAL Corporation plus United Air Lines, Inc. (UAL Corporation and United Air Lines, Inc. are referred to collectively as the “Company”) and arises out of your severance from employment with the Company on October 31, 2008 (“Severance Date”). This Agreement shall be effective and irrevocable on the 8th day following the later of (i) the date on which you sign this Agreement and deliver it to the Company or (ii) your Severance Date (“Effective Date”). Your right to revoke this Agreement prior to the Effective Date is described in Section 5 of this Agreement. In consideration of the promises contained in this document, the parties agree as follows:
     1. Payments and Benefits. Following your Severance Date, the Company will provide you with the payments and benefits set forth in the UAL Corporation and United Air Lines, Inc. Executive Severance Plan (the “Severance Plan”), which is governed by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), as the Severance Plan is modified by this Agreement and as summarized in Attachment A and this Section 1. Applicable federal, state, and local payroll taxes will be deducted as required by law. The payments and benefits covered in this Section 1 do not include any Accrued Rights (as defined in the Severance Plan and summarized in Attachment A) which you may have and which are payable according to the terms of any applicable agreements, benefit plans, practices, policies, arrangements, or programs; and, therefore, this Agreement shall not release the Company of any obligation to make any payments or provide any benefits or privileges required to satisfy such Accrued Rights. For purposes of this Agreement, “United Officer” shall mean a current or retired officer of United Air Lines, Inc. or its successor. For purposes of clarification, in the event of any business combination of UAL Corporation or United Air Lines, Inc. with another entity, references to the level of benefits provided to then-current or then-retired United Officers shall refer to the benefits provided to individuals who, prior to the business combination, were current or retired officers of United Air Lines, Inc. or its successor. In the event of any conflict or inconsistency between Attachment A hereto and the body of this Agreement, the body of this Agreement will prevail. Notwithstanding the provisions of the Severance Plan, and in clarification or as a supplement to the Severance Plan, the parties agree to the following:
     (a) Within 14 days following the Effective Date, the Company will pay you a lump sum amount of a portion of your Severance Pay equal to 1/12th of the aggregate value of your Severance Pay (set forth in Sections 1(a) and (b) of Attachment A), representing the remaining four regularly scheduled payroll periods in 2008.
     (b) The Company will pay you, as soon as administratively practicable in 2009 and no later than January 31, 2009, a lump sum amount equal to the remainder of your Severance Pay.
     (c) From the Effective Date through September 30, 2012, you will continue to be eligible to receive medical and dental benefits for yourself, your spouse, and dependents (according to the terms of the United Airlines Employee Welfare Benefit Plan (or any successor plan), as in effect from time to time, or through the provision of equivalent benefits) at the same level as then-current active United Officers (provided

Frederic F. Brace
that such coverage will not include the annual physical exam). Such coverage will be offered solely as an alternative to any COBRA continuation coverage applicable to any group health plan otherwise available to you, your spouse and dependents within the meaning of Sections 601 through 608 of ERISA. Further, any such coverage will be provided by the Company at no greater contribution, deductible or co-pay cost to you than applicable to then-current active United Officers. If you become covered under a subsequent employer’s medical and/or dental benefits, coverage under your subsequent employer’s medical and/or dental benefits will be primary, and coverage under the Company’s medical and dental benefits will be secondary. You will be entitled to receive a gross-up for any taxes imposed on the reimbursement or payment of such medical and dental benefits received after the Effective Date, such that you will be in the same position you would have been had no tax been imposed on such benefits.
     (d) Beginning October 1, 2012, you will be eligible to receive retiree medical benefits (subject to the terms of the United Airlines Employee Welfare Benefit Plan (or any successor plan), as in effect from time to time, or through the provision of equivalent benefits), on the same terms as other then-retired United Officers. Nothing in this Agreement shall limit the Company’s right to amend or terminate the United Airlines Employee Welfare Benefit Plan (or any successor plan) in accordance with its terms, provided that you are treated no less favorably than other then-current retired United Officers who are then eligible to receive benefits under the plan. You will be entitled to receive a gross-up for any taxes imposed on the reimbursement or payment of retiree medical benefits received after October 1, 2012, such that you will be in the same position you would have been had no tax been imposed on such benefits.
     (e) From the Effective Date through October 31, 2010, you will continue to be eligible to receive vision benefits at the same level that is provided to then-current active United Officers.
     (f) From the Effective Date through October 31, 2010, you will continue to receive life insurance benefits at the same level that is provided to then-current active United Officers.
     (g) From the Effective Date through September 30, 2012, you will remain eligible for active travel privileges provided to then-current active United Officers, which will also be available to your spouse and other travel eligibles (e.g., parents), and you will retain your Red Carpet Club membership (subject to the terms of the Company’s travel policy for active United Officers, as in effect from time to time). This includes interline travel on the same basis as then-current active United Officers (note, however, that interline agreements may contain restrictions or prohibitions on travel by parents and other travel eligibles). You will remain eligible for Global Services status on the same basis as other then-current active United Officers. Beginning October 1, 2012, you will be eligible for retiree travel privileges on the same terms as other then-retired United Officers (subject to the terms of the Company’s travel policy for retired United Officers, as in effect from time to time). You will continue to remain eligible for Global Services status with your retiree travel privileges. Nothing in this Agreement shall limit the Company’s right to amend its active travel privileges or its retiree travel privileges,

Frederic F. Brace
provided that you are treated no less favorably than other then-current active United Officers or then-retired United Officers, as applicable, who are eligible to receive benefits under the relevant plan.
     (h) The Company will provide you with executive outplacement consulting services from the firm of Challenger, Gray & Christmas, Inc. until placement. The outplacement consulting expenses shall not exceed $75,000 and will be paid directly by Company to the firm.
     (i) You will retain the ability to use your remaining 2008 financial services reimbursement balance under the 2008 UAL Corporation and United Air Lines, Inc. Officer Financial Services Program.
     (j) You will be reimbursed for legal fees you incur for review of this Agreement by your attorney, up to $15,000. You will be entitled to receive a gross-up for any taxes imposed on the reimbursement of such legal fees, up to a maximum of $15,000. Legal fees you incur for review of this Agreement that exceed the $15,000 limit will be applied against your remaining 2008 financial services reimbursement balance under the 2008 UAL Corporation and United Air Lines, Inc. Officer Financial Services Program and will be reimbursed to you up to your reimbursement limit under that Program. You will not be entitled to receive a gross-up for any taxes imposed on the reimbursement of legal fees from your remaining 2008 financial services reimbursement balance.
     (k) For purposes of the stock options and restricted shares granted to you under the UAL Corporation 2006 Management Equity Incentive Plan (the “MEIP”) that are outstanding on October 31, 2008, the termination of your employment will be treated as a Termination of Employment Due to Retirement (as set forth in Section 12(b) of the MEIP). Accordingly, all of your then unvested restricted shares will become fully vested and all of your then unvested stock options will become immediately exercisable in full, and, except as otherwise set forth in the MEIP on the Effective Date, all stock options that are outstanding on October 31, 2008 will remain exercisable until the expiration of the original term of such options.
     2. General Release. In exchange for the payments and benefits covered in Section 1, you release and discharge the Company, its parents, subsidiaries, agents, directors, officers, employees, and representatives, and all persons acting by, through, under or in concert with the Company, its parent or subsidiaries (collectively referred to as the “Released Parties”), from any and all causes of action, claims, liabilities, obligations, promises, agreements, controversies, damages, and expenses, known or unknown, which you ever had, or now have, against the Released Parties. The claims you release include, but are not limited to, claims that the Released Parties:
➢	discriminated against you on the basis of your race, color, sex (including claims of sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, veteran status, source of income, entitlement to benefits, union activities, age or any other claim or right you may have under the Age

Frederic F. Brace
Discrimination in Employment Act (“ADEA”), or any other status protected by local, state or federal laws, constitutions, regulations, ordinances or executive orders; or

➢	failed to give proper notice of this employment termination under the Workers Adjustment and Retraining Notification Act (“WARN”), or any similar state or local statute or ordinance; or

➢	violated any other federal, state, or local employment statute, such as ERISA, which, among other things, protects employee benefits; the Fair Labor Standards Act, which regulates wage and hour matters; the Family and Medical Leave Act, which requires employers to provide leaves of absence under certain circumstances; Title VII of the Civil Rights Act of 1964; the Americans With Disabilities Act; the Rehabilitation Act; OSHA; and any other laws relating to employment; or

➢	violated the Released Parties’ personnel policies, handbooks, any covenant of good faith and fair dealing, or any contract of employment between you and any of the Released Parties; or

➢	violated public policy or common law, including claims for: personal injury, invasion of privacy, retaliatory discharge, negligent hiring, retention or supervision, defamation, intentional or negligent infliction of emotional distress and/or mental anguish, intentional interference with contract, negligence, detrimental reliance, loss of consortium to you or any member of your family, and/or promissory estoppel; or

➢	are in any way obligated for any reason to pay your damages, expenses, litigation costs (including attorneys’ fees), bonuses, commissions, disability benefits, compensatory damages, punitive damages, and/or interest.
     For the purpose of giving a full and complete release, you understand and agree that this Agreement includes all claims that you may now have as of the Effective Date but do not know or suspect to exist in your favor against the Released Parties, and that this Agreement extinguishes those claims.
     If you were employed by the Company at any time in California, or if you resided in California at any time while employed by the Company, you waive all rights under California Civil Code Section 1542, which states:
     A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have mutually affected his settlement with the debtor.
     If you were employed by the Company at any time in New Jersey, or if you resided in New Jersey at any time while employed by the Company, you specifically waive all rights under New Jersey’s Conscientious Employee Protection Act.
     3. Protected Rights. You are not prohibited from making or asserting (a) any claim or right under state workers’ compensation or unemployment laws, (b) any claim or right which

Frederic F. Brace
by law cannot be waived under applicable law, including your rights to file a charge with an administrative agency or to participate in an agency investigation, including but not limited to the right to file a charge or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”), or (c) any claim or right you have per the terms of this Agreement. You waive, however, the right to recover money if any federal, state or local government agency, including but not limited to the EEOC, pursues a claim on your behalf or on behalf of a class to which you may belong that arises out of or relates to your employment or severance from employment.
     4. Covenant Not to Sue. You affirm that you have not filed, have not caused to be filed, and are not presently party to, any lawsuit or arbitration against any Released Party in any forum. You agree not to sue any of the Released Parties or become a party to a lawsuit on the basis of any claims of any type to date that arise out of any aspect of your employment or severance from employment. You understand that this is an affirmative promise by you not to sue any of the Released Parties, which is in addition to your general release of claims in Section 2 above. However, nothing in this Agreement affects your right to challenge the validity of this Agreement under ADEA. If you breach this Agreement by suing any of the Released Parties in violation of this Covenant Not to Sue, you understand that (i) the Released Parties will be entitled to apply for and receive an injunction to restrain any violation of this Section, and (ii) you will be required to pay the Released Parties’ legal costs and expenses, including reasonable attorney fees, associated with defending against the lawsuit and enforcing the terms of this Agreement.
     5. Acknowledgments. You affirm that you have fully reviewed the terms of this Agreement, affirm that you understand its terms, and state that you are entering into this Agreement knowingly, voluntarily, and in full settlement of all claims which existed in the past or which currently exist, that arise out of your employment with the Company or your severance from employment.
     You acknowledge that you have had at least forty-five (45) days to consider this Agreement thoroughly, and have been specifically advised to consult with an attorney, if you wish, before you sign below.
     If you sign and return this Agreement before the end of the 45-day period, you certify that your acceptance of a shortened time period is knowing and voluntary, and the Company did not improperly encourage you to sign through fraud, misrepresentation, a threat to withdraw or alter the offer before the 45-day period expires, or by providing different terms to other employees who sign the release before such time period expires.
     You understand that you may revoke this Agreement within seven (7) days after you sign it, or if later, within seven (7) days after your Severance Date. Your revocation must be in writing and submitted within the seven (7) day period to Paul Lovejoy, SVP, General Counsel and Corporate Secretary, 77 W. Wacker Drive, Chicago, IL 60601. If you do not revoke this Agreement within the seven (7) day period, it shall become effective and irrevocable on the eighth day following the later of (i) the date you deliver a signed copy to the Company or (ii) your Severance Date. You further understand that if you revoke this Agreement, you will not be eligible to receive the payments and benefits covered in Section 1.

Frederic F. Brace
     You acknowledge that, before signing this Agreement, you (i) received certain information about eligibility for the payments and benefits available under this Agreement, including but not limited to a summary plan description describing the terms of the Severance Plan; (ii) received certain information about the persons affected by this employment severance program, including the job titles and ages of the persons selected and not selected for this involuntary termination and eligible to receive payments and benefits under this employment severance program; and (iii) had at least 45 days to consider this information before signing this Agreement.
     6. Indemnification and Insurance. You shall continue to be indemnified for your actions taken while employed by the Company to the same extent as other then-current active United Officers under the Company’s Corporate Charter as in effect on the date hereof, and you shall continue to be covered by the Company’s directors and officers liability insurance policy as in effect from time to time for as long as any potential liability remains, to the same extent as other then-current active United Officers, each subject to the requirements of the General Corporation Law of the State of Delaware.
     7. Your Future Cooperation. You further agree that during the Severance Period (as defined in Attachment A), you will cooperate with the Company and its attorneys with respect to any matter (including litigation, investigation, or governmental proceeding) that relates to matters with which you were involved while you were employed by the Company. Your required cooperation may include appearing from time to time at the Company’s offices or its attorneys’ offices for conferences and interviews, and in general providing the Company and its attorneys with the full benefit of your knowledge with respect to any such matter. You agree to cooperate in a timely fashion and at times that are agreeable to both parties. During the Severance Period, you will be reimbursed by the Company for reasonable out-of-pocket costs and expenses incurred in cooperating with respect to the above matters. Following the Severance Period, your further cooperation with respect to such matters shall be subject to agreement between you and the Company.
     8. Noncompetition. You agree that during the Severance Period you will not, without the prior written consent of the Company, take a Competitive Position with any of the following air carriers (including their parents, subsidiaries, affiliates, and successors): Alaska, American, Continental, Delta, Frontier, Hawaiian, JetBlue, Northwest, Southwest, US Airways, or Virgin America. The term “Competitive Position” means: (i) any position as a management-level employee; (ii) membership on the board of directors; or (iii) providing services similar to a management-level employee as a consultant, independent contractor, or otherwise. The Company agrees that it will consider any such request by you in good faith. You acknowledge that there are sufficient opportunities for employment with non-airline employers as well as airlines other than those named above (such as regional, cargo and international airlines) that this noncompetition provision will not significantly impair your ability to find employment. If you take a Competitive Position with an air carrier other than one listed above and such air carrier enters into a business combination with one of the air carriers listed above during the Severance Period, you shall be permitted to continue in such Competitive Position with the surviving entity without the prior written consent of the Company. This Section 8 shall not apply to you if on your Severance Date you are a permanent resident of California.

Frederic F. Brace
     9. Nonsolicitation. You agree that you will not, during the Severance Period, directly or indirectly, for the benefit of YOURSELF, another airline or air carrier: (i) raid, hire, or solicit any employee of the Company; (ii) attempt to persuade any employee of the Company to leave the employ of the Company; or (iii) hire or solicit any person who was employed by the Company during the 6 months preceding the Severance Date who possesses Confidential Information (as defined in Section 11 below). (Note: The term “hire” shall not apply to you if on your Severance Date you are a permanent resident of California.) For the avoidance of doubt, actions taken by your future employer (or one of its affiliates) will not be deemed to result in your violation of this Section 9, provided that you shall have not recommended or otherwise identified as a candidate for employment the applicable employee and shall not have otherwise been involved in the solicitation or hiring of such employee.
     10. Non-Disparagement. You agree not to make, or cause to be made, any statement, observation or opinion, or communicate any information (whether oral or written, directly or indirectly) that (i) accuses or implies that any Released Party engaged in any wrongful, unlawful or improper conduct, whether relating to your employment (or your severance from employment), the business or operations of the Company, or otherwise; or (ii) otherwise disparages or impugns the business or reputation of any Released Party. In the event the Company receives a formal request (whether oral or written) from another employer for information regarding your employment with the Company, the Company agrees not to make, or cause to be made, to any such employer any statement, observation or opinion, or communicate any information (whether oral or written, directly or indirectly) that (i) accuses or implies that you engaged in any wrongful, unlawful or improper conduct, whether relating to your employment (or your severance from employment), the business or operations of the Company, or otherwise; or (ii) disparages or impugns your reputation. Nothing herein will be deemed to preclude either party from providing truthful testimony or information pursuant to subpoena, court order or similar legal process, or instituting and pursuing legal action.
     11. Confidential Information. You agree to hold confidential, and not to disclose to any person, firm, corporation, partnership or agency, any trade secret or Confidential Information (as defined below), gained in the course of your employment with the Company concerning the Company or any of its affiliates, except if such disclosure is required by law or legal process. “Confidential Information” shall include information not generally available to the public, including but not limited to financial affairs, business plans or strategies, marketing, product pricing information, operating policies and procedures, vendor information, expenses, performance statistics, and information designated in writing as confidential by the Company during the course of your employment with the Company. Confidential Information shall not be considered generally available to the public if revealed improperly to the public by you or others who learned the information from you. You agree not to remove any Confidential Information from the Company, not to request that others do so on your behalf and to return to the Company any Confidential Information currently in your possession.
     12. Return of Property. You agree that, within no later than 3 days following your Severance Date, you will return to the Company all property of the Company in your possession or subject to your control (except for your laptop computer, blackberry and cellular telephone, each of which you will be permitted to retain, provided that the Company will no longer continue the relevant service contracts after your Severance Date), including without limitation any keys,

Frederic F. Brace
credit cards, personal digital assistant devices, reports and files whether stored in hard copy or electronic format and whether copies or originals. You agree that you will not alter any of the Company’s records or computer files in any way after your Severance Date. You will not be able to access your Company e-mail account after your Severance Date. During the two year period immediately following your Severance Date, anyone who sends an e-mail message to your Company e-mail address will receive an automatically generated reply with your new contact information. At the end of such two year period, your Company e-mail address will be closed.
     13. Assignment; Binding Effect. This Agreement is assignable only by the Company (provided that no such assignment shall relieve the Company of its obligations under this Agreement to you), shall inure to the benefit of the Company’s assigns, successors, affiliates, and Released Parties, and is binding on the Company, its representatives, agents, successors (including in the event of a business combination) and assigns, and as to you, your spouse, heirs, legatees, administrators, and personal representatives, and shall inure to the benefit of your spouse, estate, heirs, legatees, administrators, and personal representatives. Specifically, in the event of your death, your spouse and your eligible dependents will be entitled to the medical insurance and travel privileges described in Sections 1(c), (d) and (g) above (all on the same terms and conditions applicable to the spouses and eligible dependants of other then-current active United Officers or then-retired United Officers, as applicable, and subject to the terms, including any modifications, of each applicable plan, policy, or program — including, but not limited to, loss of such benefits and privileges in the event your spouse remarries or your dependent no longer satisfies the applicable eligibility criteria.) You may designate a beneficiary or beneficiaries (and make changes to such designation) to receive all remaining payments hereunder following your death by giving the Company written notice thereof. In the event that you do not designate a beneficiary, your estate will be entitled to all remaining payments as if you were not deceased.
     14. Complete Agreement; Severability. This Agreement is the exclusive and complete agreement between you and the Company relating to the subject matter of this Agreement. No amendment of this Agreement will be binding unless in writing and signed by you and the Company. The parties acknowledge and agree that if any provision of this Agreement is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any controlling law, the rest of this Agreement will continue in full force and effect. Additionally, a court of competent jurisdiction is authorized to modify any portion of this Agreement which is overbroad to make such portion enforceable.
     15. Injunctive Relief, Fees and Expenses. If any legal action is brought to enforce the terms of this Agreement, the prevailing party will be entitled to injunctive relief, in addition to any other relief in law or in equity to which the prevailing party is entitled.
     16. Code Section 409A. It is the intention of the parties that the provisions of this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Section 409A”) and any rules, regulations or other guidance promulgated thereunder in a manner that does not impose additional taxes, interests or penalties upon you pursuant to Section 409A, and all provisions of this Agreement will be construed and interpreted in a manner consistent with Section 409A.

Frederic F. Brace
     No reimbursement of expenses or in-kind benefit that you are entitled to pursuant to Section 1(c), (d), (e), (f), (g), (h), (i) or (j) hereof shall be subject to liquidation or exchange for another benefit. The reimbursement of expenses or in-kind benefits pursuant to Section 1(c), (d), (e), (f), (g), (h), (i) or (j) hereof during a year will not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and any such reimbursements shall be made no later than the end of the year following the end of the year in which the relevant expenses were incurred.
     Any gross-up payments that you become entitled to receive pursuant to this Agreement or any other agreement between you and the Company or any other plan, program, policy or arrangement in which you participate will be made on or as soon as practicable following the day on which you are required to pay (or the Company remits on your behalf) the applicable tax, but no later than the end of the year following the year in which such tax is remitted.
     You are solely responsible and liable for the satisfaction of all taxes and penalties that may arise under Section 409A, and the Company shall not have any obligation to indemnify or otherwise hold you harmless from any or all such taxes and penalties.
     17. Governing Law. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN THE STATE OF ILLINOIS, AND, TO THE EXTENT NOT PREEMPTED BY ERISA OR OTHER FEDERAL LAW, THE VALIDITY, INTERPRETATION, AND PERFORMANCE OF THIS AGREEMENT IN ALL RESPECTS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF ILLINOIS WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAW.
* * * * * *
     This Agreement is effective on the Effective Date. Your right to revoke this Agreement is described in Section 5 of this Agreement.

EMPLOYEE		UAL CORPORATION

By:	/s/ Frederic F. Brace	By:	/s/ Paul Lovejoy

	Frederic F. Brace	Paul Lovejoy
Sr. Vice President, General Counsel Corporate Secretary

UNITED AIR LINES, INC.

		By:	/s/ Marc Ugol

Marc Ugol
Sr. Vice President — Human Resources

Frederic F. Brace
Attachment A to Separation Agreement
In the event of any conflict or inconsistency between Attachment A and the body of the
Separation Agreement, the body of the Separation Agreement will prevail.

Name	Frederic F. Brace

Date of Birth / Age	09/15/1957 (Age 51.2 as of 10/31/2008)

Date of Employment	05/16/1988

Severance Date	10/31/2008

Years of Service	20.5 (as of 10/31/2008)

Severance Period	24 months (for purposes of length of executive’s obligations under Separation Agreement); Ends 10/31/2010.

Bridge to Retirement Date	09/30/2012

1. Severance Pay and Benefits:

(a) Severance Pay — Base Salary	24 months current base salary ($653,125 annually) = $1,306,250

(b) Severance Pay — Success Sharing Program (SSP) at Target	85% of 24 months current base salary = $1,110,313

(c) Medical/Dental Insurance	Active participation at the same level as then-current active United Officers through 09/30/2012; followed by retiree medical benefits on same terms as other then-retired United Officers. Tax gross-ups for benefits received after 10/31/2008. Does not include annual physical.

(d) Vision Insurance	Active participation through 10/31/2010 at the same level as then-current active United Officers.

(e) Life Insurance — Exec GVUL	Active participation through 10/31/2010 at the same level as then-current active United Officers.

(f) Disability Insurance	Not eligible after Severance Date.

(g) Travel	Same as then-current active United Officers (including Global Services status) through 09/30/2012; followed by retiree travel on same terms as other then-retired United Officers. Eligibility for Global Services status will also be retained with retiree travel privileges.

(h) Executive Outplacement	Consulting services until placement (up to a maximum of $75,000).

(i) Legal Services	Eligible for up to $15,000 for Separation Agreement review.

(j) Financial Services Program	Retain ability to use remaining 2008 financial services reimbursement. Legal fees for review of Separation Agreement that exceed $15,000 may be applied against the financial services balance (maximum of $34,000 for 2008).

(k) Other Perquisites	Following Severance Date, ineligible for reimbursement of country, social, and civic club fees/dues, as well as any other executive perquisites (e.g. physicals and parking spaces).

(l) Stock Options/Restricted Shares (MEIP)	Treatment as a retiree under MEIP as if retired on 10/31/08. Vesting of all restricted shares (91,534 unvested restricted shares) and acceleration of option exercisability (131,603 unvested options)

Frederic F. Brace

upon Severance Date. Stock option exercise period retained through entire award term. Summary of outstanding stock options:

# of outstanding options	exercise price	expiration date
as of 10/31/08
109,666	$34.18	1/31/2016
109,667	$35.91	1/31/2016
109,667	$35.65	1/31/2016

2. Accrued Rights/Non-Severance:

(a) Vacation Pay	4.2 weeks of accrued vacation for 2009 ($52,752) and unused vacation for 2008. Payment will be made within 14 days of the Effective Date.

(b) Unused Personal Holidays	Forfeited

(c) 2008 SSP (Performance Incentive)	Pro-rated 2008 award based on actual 2008 eligible earnings, determined in accordance with the terms of the plan. Paid at same time as active employees in 2009. Payment (if any) will be made no earlier than January 1, 2009 and no later than December 31, 2009.

(d) 2008 Profit Sharing	Pro-rated 2008 award based on actual 2008 eligible earnings, determined in accordance with the terms of the plan. Paid at same time as active employees in 2009. Payment (if any) will be made no earlier than January 1, 2009 and no later than December 31, 2009.

(e) 401(k) and Cash Match Program	No longer eligible to make or receive contributions after Severance Date; will receive a direct cash payment of “cash match” under the United Air Lines, Inc. Management Cash Match Program in early 2009 based on 2008 eligible earnings on same basis as active employees. Eligible to take distribution from 401(k) Plan after Severance Date.

2